15852-01-04

AMENDMENT

to the

ADDENDUM

Effective January 28, 2019

(hereinafter referred to as the “Addendum”)

to the

AUTOMATIC/FACULTATIVE YRT

REINSURANCE AGREEMENT

Effective November 11, 2017

(hereinafter referred to as the “Agreement”)

between

THRIVENT FINANCIAL FOR LUTHERANS

Appleton, Wisconsin

(hereinafter referred to as the “Ceding Company”)

and

RGA REINSURANCE COMPANY

Chesterfield, Missouri

(hereinafter referred to as the “Reinsurer”)

This Amendment is Effective as of May 31, 2024

I.	REVISION TO THE ACCELERATED UNDERWRITING PROGRAM PARAMETERS

As of the effective date of this Amendment, Exhibit J – Non-Medical and Accelerated Underwriting Programs, Level Term IV Plans is hereby amended by replacement in its entirety with the attached Exhibit J in order to reflect revised Accelerated Underwriting Parameters. Ceding Company’s cases with applications signed on and after May 31, 2024 with policy face amounts between $1,000,001 and $3,000,000 will no longer require an ExamOne LabPiQture hit in order to be approved through the QuickTrack Path. Additionally, when the Ceding Company receives an ExamOne LabPiQture hit on a case, they will no longer require that it be within three years at issue ages 18-50 or within two years at issue ages 51-60 for the case to be approved through the QuickTrack path. For applicants ages 51-60, additional requirements regarding the Milliman IRIX Dx (relevant labwork) will continue to be required to advance through accelerated underwriting.

II.	All provisions of the Addendum not specifically modified herein remain unchanged.

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IN WITNESS WHEREOF, both parties have executed this Amendment in duplicate as follows:

THRIVENT FINANCIAL FOR LUTHERANS		RGA REINSURANCE COMPANY

By:	/s/ Caleb A. Bousu	By:
(Signature)		(Signature)
Title:	Senior Vice President, Chief Actuary	Title:	Vice President
Date:	08/08/2024	Date:	August 9, 2024
Location:	Minneapolis, Minnesota	Location:	Chesterfield, Missouri

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EXHIBIT J – NON-MEDICAL AND ACCELERATED UNDERWRITING PROGRAMS

Level Term IV Plans

Underwriting Data Indicator

The Ceding Company shall provide a field in the policy data provided to the Reinsurer that clearly identifies those policies that were accepted for non-medical and accelerated underwriting and those policies that did not go through such underwriting.

Non-Medical Underwriting Parameters

Issue ages 18 to 39, policy face amounts $100,000 to $249,999.

Eligible classes included Best Preferred NT, Super Preferred NT, Preferred NT, Standard NT, Preferred TB and Standard TB.

Ceding Company will order database evidences (Rx, Rx score from RGA or another provider as mutually agreed, MIB, IAI, MVR, TrueRisk® Life scores) and implement underwriting rules regarding these items. TrueRisk® Life scores will not be required for issue ages 18 to 24.

Ceding Company will use the above information plus a full part 2 application to place applicants in an appropriate class based on current preferred guidelines based on the available information.

Applicants that do not quality for non-medical underwriting may be asked for additional underwriting information but oral fluids, blood profiles, and paramed exams will not be obtained.

Table shave of 65 debits to standard will continue to apply.

Accelerated Underwriting Parameters

For applications signed on and after October 22, 2022, the maximum policy face amounts are increased as follows:

Issue ages 18 to 39, policy face amounts $250,000 to $3,000,000.

Issue ages 40 to 61*, policy face amounts $100,000 to $3,000,000.

*	An insured with an issue age of 61 must be age 60 at the time of application in order to be eligible for accelerated underwriting.

Eligible classes included Best Preferred NT, Super Preferred NT, Preferred NT, Standard NT, Preferred TB and Standard TB.

Ceding Company will order database evidences (Rx, Rx score from RGA or another provider as mutually agreed, MIB, IAI, MVR, TrueRisk® Life scores) and implement underwriting rules regarding these items.

In addition to the above data sources, all cases with applications signed on and after May 31, 2024 with policy face amounts between $1,000,001 and $3,000,000 will no longer require an ExamOne LabPiQture hit in order to be approved through the QuickTrack Path. Additionally, when the Ceding Company receives an ExamOne LabPiQture hit on a case, they will no longer require that it be within three years at issue ages 18-50 or within two years at issue ages 51-60 for the case to be approved through the QuickTrack path. For applicants ages 51-60, additional requirements regarding the Milliman IRIX Dx (relevant labwork) will continue to be required to advance through accelerated underwriting.

Ceding Company will use the above information plus a full part 2 application to place applicants in an appropriate class based on current preferred guidelines based on the available information.

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TrueRisk Life scores will be obtained and those applicants with scores of 1-50 for issue ages 25-29 and 1-40 for issue ages 30-61 will be eligible for acceleration. TrueRisk® Life scores will not be required for issue ages 18 to 24. For new cases entering the new business underwriting process on and after September 27, 2022 for applicants ages 18 - 60 and face amounts between $100,000 and $1,000,000 inclusive, that fail to qualify for accelerated underwriting due to TrueRisk Life scores only and such scores are 80 or less, the Ceding Company will order LabPiQture and/or Iris Dx and if favorable LabPiQture and/or Iris Dx results are received the case will be accelerated. If unfavorable results are received the case will advance to traditional underwriting. Cases with a TrueRisk Life score above 80 will automatically be advanced to traditional underwriting.

Applications, for which the purpose of insurance is for business, will be eligible for accelerated underwriting. The application will still need to be reviewed by an underwriter for business/financial underwriting.

Internal replacements where the coverage being replaced has been in-force for at least 4 years will be eligible for accelerated underwriting.

Applicants that do not quality for acceleration will obtain physical measurements and BCP/UA.

Table shave of 65 debits to standard will continue to apply.

Programs Exclusions

Previous ratings and declines, previous facultative shopping within the last 5 years, and insurance amounts causing the applicant to exceed Retention are not eligible for either non-medical or accelerated underwriting.

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